Exhibit 99.01

   Contact: Fran Barsky                               PRESS RELEASE
            Investor Relations
            Cree Research, Inc.
            (T) 919-313-5397
            (F) 919-313-5452
            www.cree.com

                  CREE RESEARCH, INC. ANNOUNCES TWO-FOR-ONE

                                   STOCK SPLIT

Durham, NC, July 13, 1999 - Cree Research, Inc. (Nasdaq: CREE), the world leader in the development and manufacture of semiconductor materials and electronic devices made from silicon carbide (SiC), announced today that its Board of Directors has approved a two-for-one stock split. The effective date of the split will be July 26, 1999, which also is the record date.

Shareholders of record on July 26, 1999 will be issued a certificate representing one additional share of common stock for each share of common stock held on the record date. The additional share certificates will be issued and mailed on or about July 30, 1999 by the company's transfer agent, American Stock Transfer & Trust Company. Upon completion of the split, the company will have 60 million shares of authorized common stock with approximately 29.3 million shares outstanding.

North Carolina based Cree Research, Inc. is the world leader in developing and manufacturing semiconductor materials and electronic devices made from silicon carbide. The company uses proprietary technology to make enabling compound semiconductors such as blue and green LEDs, microwave transistors for use in wireless base stations and radar, SiC crystals used in the production of unique gemstones and SiC wafers that are sold for research. Cree has new product initiatives based on its expertise in SiC, including blue laser diodes for optical storage applications and high power devices for power conditioning and switching. For more information on Cree visit http://www.cree.com.

This press release contains forward-looking statements that are subject to numerous risks and uncertainties, including fluctuations in the company's operating results, variations in production yields in the company's manufacturing processes, whether the company can develop improved products to meet new product offerings by competitors,

                                   -- more --
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the effect of price  competition,  the company's  dependence  on few  customers, whether the company can manage growth effectively, assertion of intellectual property rights by others and adverse changes in economic conditions in the company's markets. These and other risks and uncertainties, which are described in more detail in the company's report on Form 10-K for the year ended June 28, 1998, subsequent quarterly reports, and the company's registration statement on Form S-3 dated January 14, 1999, all as filed with the Securities and Exchange Commission, could cause actual results to be materially different from those expressed or implied by any of the forward-looking statements.

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